EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-210530, 333-214039, 333-216630, 333-216631, and 333-239504) on Form S-3 and (No. 333-228310) on Form S-8 of our reports dated February 23, 2022, with respect to the consolidated financial statements of Option Care Health, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Chicago, Illinois
February 23, 2022